Exhibit 99.4
Kemira GrowHow Holdings Limited
Non-Statutory Combined Financial Statements
31 December 2006

Contents

Independent Auditors’ Report	1

Combined profit and loss account	2

Combined statement of total recognised gains and losses	2

Combined balance sheet	3

Combined cash flow statement	4

Notes	5

Independent Auditors’ Report
To the Board of Directors and Shareholders of Kemira GrowHow Holdings Limited
We have audited the accompanying non-statutory combined balance sheets of Kemira GrowHow Holdings Limited and its subsidiary undertakings Kemira GrowHow UK Limited and Kemira GrowHow Ireland Limited (‘the Company’) as of 31 December 2006 and 2005 and the related non-statutory combined profit and loss accounts, statements of total recognised gains and losses and cash flow statements for each of the years in the three year period ended 31 December 2006. These non-statutory combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these non-statutory combined financial statements based on our audit.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the non-statutory combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall non-statutory combined financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the non-statutory combined financial statements present fairly, in all material respects, the financial position of the Company as of 31 December 2006 and 2005, and of the results of its operations and its cash flows for each of the years in the three year period ended 31 December 2006, in accordance with UK Generally Accepted Accounting Practice (UK GAAP).
UK GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 27 to the non-statutory combined financial statements.
As referred to in Note 1, the Company changed its method of accounting for certain financial instruments with effect from 1 January 2005, upon the adoption of Financial Reporting Standard 25.
KPMG LLP
November 27, 2007

Combined profit and loss account
for the three years ended 31 December 2006

		Years ended 31 December
		2006	2005	2004
	Note	£000	£000	£000

Turnover	2	131,346	139,084	144,074
Change in stocks of finished goods and in work in progress		11,324	5,983	(1,415)
Own work capitalised		455	415	286
Other operating income		493	48	1,321

		143,618	145,530	144,266

Raw materials and consumables		(104,888)	(91,606)	(91,261)
Other external charges		(26,855)	(29,972)	(27,730)
Staff costs		(19,941)	(20,175)	(20,603)
Depreciation and other amounts written off tangible fixed assets		(7,266)	(4,924)	(5,638)

Operating loss		(15,332)	(1,147)	(966)
Profit on sale of fixed assets		3,293	—	—
Other interest receivable and similar income	3	7,361	7,165	7,200
Interest payable and similar charges	4	(10,317)	(9,816)	(8,255)

Loss on ordinary activities before taxation	5	(14,995)	(3,798)	(2,021)
Tax on loss on ordinary activities	6	(1,318)	(347)	71

Loss for the financial year		(16,313)	(4,145)	(1,950)
Dividends on equity and non-equity shares		—	—	(1,000)

Loss for the year		(16,313)	(4,145)	(2,950)

In both the current and preceding year the group made no material acquisitions and had no material discontinued operations.
In both the current and preceding year, there was no material difference between the result reported in the profit and loss account and the result on an unmodified historical cost basis.
Combined statement of total recognised gains and losses
for the three years ended 31 December 2006

		Years ended 31 December
		2006	2005	2004
	Note	£000	£000	£000

Loss for the year		(16,313)	(4,145)	(2,950)
Actuarial gains/(losses) recognised on pension scheme	23	9,125	(6,885)	(124)
Movement on deferred tax asset relating to pension scheme		202	349	55

Total recognised gains and losses relating to the year		(6,986)	(10,681)	(3,019)

Combined balance sheet
as at 31 December

		2006		2005
	Note	£000	£000	£000	£000
Fixed assets
Tangible assets	7		53,410		53,711

Current assets
Stocks	8	35,053		24,051
Debtors	9	35,099		24,947
Cash at bank and in hand		1,652		2,907

		71,804		51,905

Creditors: amounts falling due within one year	10	(45,868)		(48,775)

Net current assets			25,936		3,130

Total assets less current liabilities			79,346		56,841

Creditors: amounts falling due in more than one year	11		(47,774)		(7,811)
Provisions for liabilities and charges	12		(6,080)		(5,878)
Deferred income	13		—		(166)

Net assets excluding pension deficit			25,492		42,986

Net pension deficit			(26,226)		(36,734)

Net (liabilities) / assets including pension deficit			(734)		6,252

Capital and reserves
Called up share capital	14		50,500		50,500
Profit and loss account	15		(51,234)		(44,248)

Total shareholders’ (deficit) / funds	16		(734)		6,252

Combined cash flow statement
for the three years ended 31 December 2006

		Year ended 31 December
		2006	2005	2004
	Note	£000	£000	£000

Net cash inflow from operating activities	17	9,115	3,630	12,545

Net cash outflow from returns on investments and servicing of finance	18	(3,148)	(2,450)	(1,898)

Taxation		(1,096)	143	397

Net cash outflow from investing activities	18	(9,091)	(16,083)	(3,754)

Net cash(outflow)/inflow before management of liquid resources and financing		(4,220)	(14,760)	7,290

Management of liquid resources		3,000	9,000	(1,000)

Net cash (outflow)/inflow from financing	18	(35)	(33)	(21)

(Decrease) /increase in cash in the year		(1,255)	(5,793)	6,269

Notes
(forming part of the financial statements)
1	Accounting policies
The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the financial statements.
Basis of preparation
Kemira GrowHow Oyj, the ultimate parent company of Kemira GrowHow Holdings Limited, entered into an agreement with Terra Industries, Inc. to establish a joint venture company. In relation to this agreement, Kemira GrowHow Holdings Limited and certain of its subsidiaries were contributed by Kemira GrowHow Oyj to a newly established joint venture company, GrowHow UK Limited.
The financial statements presented herein reflect the combined financial statements of Kemira GrowHow Holdings Limited and those of its subsidiaries transferred to GrowHow UK Limited as part of the transaction described above, being Kemira GrowHow UK Limited and Kemira GrowHow Ireland Limited.
These combined financial statements have been prepared under UK Generally Accepted Accounting Practice (UK GAAP). The accounting principles applied under UK GAAP are described below. The accounting policies have been applied consistently except as laid out below.
The information set out in these accounts does not constitute the statutory accounts of Kemira GrowHow Limited for the years ended 31 December 2006, 2005 or 2004. Those accounts have been reported on by the Company’s auditors; their reports were unqualified and did not contain a statement under section 237(2) or (3) of the Companies Act 1985. The accounts for 2006 have been delivered to the registrar of companies.
The non-statutory combined financial statements are prepared on a going concern basis and in accordance with applicable accounting standards and the historical cost convention. During the year Kemira GrowHow Oyj provided group support by way of a £40 million group loan as detailed in notes 10 and 11.
Basis of combination
The non-statutory combined financial statements incorporate the financial statements of the company and certain of its subsidiary undertakings as set out above. The acquisition method of accounting has been adopted. Under this method, the results of the subsidiary undertakings acquired or disposed of in the year are included in the combined profit and loss account from the date of acquisition or up to the date of disposal.
Under section 230(4) of the Companies Act 1985 the company is exempt from the requirement to present its own profit and loss account.
Turnover
Turnover represents the amount invoiced to customers excluding value added tax and after deducting discounts and rebates.
Tangible fixed assets and depreciation
Tangible fixed assets are stated at cost less accumulated depreciation. Depreciation is provided to write down the cost over the estimated useful lives of the relevant assets from the date they are put into use at straight line annual rates of 2% to 4% for freehold buildings and 6.7% to 25% for plant and equipment. Freehold land and capital work in progress are not depreciated.
Tangible fixed assets include leased plant which represents a fixed and integral part of the company’s manufacturing facilities. Such plant is included at original cost and depreciated on the same basis as other fixed assets.

Notes (continued)
1	Accounting policies (continued)
Leases
Assets acquired under finance leases are capitalised and the outstanding future lease obligations are shown in creditors. Operating lease rentals are charged to the profit and loss account on a straight line basis over the period of the lease.
Plant maintenance and catalyst replacement costs
The costs associated with the plant maintenance for periodic shutdowns and catalyst replacement are capitalised and depreciated over the period until the next shutdown or replacement.
Capital grants
Regional development grants, including those receivable by lessors of items treated as fixed assets (see above), are credited to a separate account as deferred income and released to the profit and loss account over the estimated useful lives of the relevant assets.
Stocks
Stocks are stated at the lower of cost and estimated net realisable value using the first in, first out basis. Cost comprises the direct cost of production and the attributable proportion of overheads appropriate to location and condition. Net realisable value is the estimated selling price reduced by all costs of completion, marketing, selling and distribution.
Taxation
The charge for taxation is based on the result for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes.
Deferred tax is recognised, without discounting, in respect of all timing differences between the treatment of certain items for taxation and accounting purposes which have arisen but not reversed by the balance sheet date, except as otherwise required by FRS 19.
Classification of financial instruments issued by the group
Following the adoption of FRS 25 during the year ended 31 December 2005, financial instruments issued by the group are treated as equity (i.e. forming part of shareholders’ funds) only to the extent that they meet the following two conditions:
(a)
they include no contractual obligations upon the company (or group as the case may be) to deliver cash or other financial assets or to exchange financial assets or financial liabilities with another party under conditions that are potentially unfavourable to the company (or group); and

(b)
where the instrument will or may be settled in the company’s own equity instruments, it is either a non-derivative that includes no obligation to deliver a variable number of the company’s own equity instruments or is a derivative that will be settled by the company’s exchanging a fixed amount of cash or other financial assets for a fixed number of its own equity instruments.

To the extent that this definition is not met, the proceeds of issue are classified as a financial liability. Where the instrument so classified takes the legal form of the company’s own shares, the amounts presented in these financial statements for called up share capital and share premium account exclude amounts in relation to those shares.
Finance payments associated with financial liabilities are dealt with as part of interest payable and similar charges. Finance payments associated with financial instruments that are classified as part of shareholders’ funds, are dealt with as appropriations in the reconciliation of movements in shareholders’ funds.

Notes (continued)
1	Accounting policies (continued)
Pensions
The group operates a number of defined contribution pension schemes. The assets of the schemes are held separately from those of the company in independently administered funds. The amount charged to the profit and loss account represents the contributions payable to the schemes in respect of the accounting period.
The group operates a pension scheme providing benefits based on final pensionable salary. The assets of the scheme are held separately from those of the group.
Pension scheme assets are measured using market values. Pension scheme liabilities are measured using the projected unit method and discounted at the current rate of return on a high quality corporate bond of equivalent term and currency to the liability.
The pension scheme surplus (to the extent it is recoverable) or deficit is recognised in full. The movement in the scheme surplus/deficit is split between operating charges, finance items and, in the statement of recognised gains and losses, actuarial gains and losses.
Foreign currencies
Foreign currency transactions during the year have been translated at the rate ruling at the date of the transaction or at rates set by hedging activities where appropriate.
Monetary assets and liabilities in foreign currencies are translated into sterling at the exchange rates ruling at the balance sheet date or at the contracted rate. Gains and losses on translation are included in the profit and loss account.
Research and development
Expenditure on research and development is written off to the profit and loss account in the year in which it is incurred.
Cash and liquid resources
Cash for the purposes of the cash flow statement comprises cash in hand and deposits repayable on demand, less overdrafts payable on demand. Monies placed on deposit with a group finance company are classified as liquid resources within the cash flow statement.

2	Turnover and segmental information
Turnover arises from the sale of plant nutrients and synergistic products and originates entirely in the United Kingdom. An analysis of turnover by activity and destination is set out below.

	Years ended 31 December
	2006		2005		2004
		(Loss)/		(Loss)/		(Loss)/
		profit before		profit before		profit before
	Turnover	taxation	Turnover	taxation	Turnover	taxation
By activity	£000	£000	£000	£000	£000	£000

Crop cultivation	118,250	(16,228)	125,460	(5,145)	129,795	(4,329)
Process chemicals	13,096	1,233	13,624	1,347	14,279	2,308

	131,346	(14,995)	139,084	(3,798)	144,074	(2,021)

	Years ended 31 December
	2006		2005		2004
		Loss before		Loss before		Loss before
	Turnover	Taxation	Turnover	Taxation	Turnover	Taxation
By destination	£000	£000	£000	£000	£000	£000

United Kingdom	108,187	(14,084)	136,455	(3,273)	134,880	(1,383)
Other Countries	23,159	(911)	2,629	(525)	9,194	(638)

	131,346	(14,995)	139,084	(3,798)	144,074	(2,021)

An analysis of the net assets has not been given as the directors consider this would be prejudicial to the interests of the company.
3	Other interest receivable and similar income

	Years ended 31 December
	2006	2005	2004
	£000	£000	£000

Receivable from group undertakings	36	470	185
Expected return on pension scheme assets (note 23)	7,228	6,425	6,312
Other	97	270	703

	7,361	7,165	7,200

Notes (continued)
4	Interest payable and similar charges

	Years ended 31 December
	2006	2005	2004
	£000	£000	£000

Bank overdraft	9	2	12
Other loans	363	18	23
Finance costs on shares classified as liabilities	—	1000	—
Payable to group undertakings	1,907	1045	798
Finance charges on finance leases and hire purchase obligations	29	21	29
Interest cost on pension scheme liabilities (note 23)	8,009	7,730	7,393

	10,317	9,816	8,255

5	Loss on ordinary activities before taxation

	Years ended 31 December
	2006	2005	2004
	£000	£000	£000
Loss on ordinary activities before taxation is stated after charging/(crediting):
Depreciation of tangible fixed assets — owned	7,172	4,823	5,537
— finance lease	94	101	101
Capital grants (see note 13)	(166)	(43)	(43)
Hire of plant and equipment — rentals payable under operating leases	513	685	1,540
— other rentals payable	889	724	49
Research and development expenditure	108	160	140

Auditors’ remuneration
— audit of financial statements of the company (2006: £6,000, 2005: £6,000, 2004 £6,000) and subsidiaries pursuant to legislation	51	48	44
— other services relating to taxation	26	18	10

Notes (continued)
6	Tax on loss on ordinary activities

	Years ended 31 December
	2006	2005	2004
	£000	£000	£000

UK corporation tax at 30% (2005: 30%, 2004: 30%) on the loss for the year	—	(2)	(118)
Payment for group relief	1,096	—	—
Overseas corporation tax	20	—	(8)

Total current tax charge/(credit)	1,116	(2)	(126)
Deferred taxation	202	349	55

	1,318	(347)	(71)

Factors affecting the tax charge for the current year
The current tax charge for the year is higher (2005: higher; 2004:higher) than the standard rate of corporation tax in the UK for companies of 30% (2005: 30%; 2004: 30%). The differences are explained below:

	Years ended 31 December
	2006	2005	2004
	£000	£000	£000
Current tax reconciliation:
Loss on ordinary activities before tax	(14,995)	(3,798)	(2,021)

Current tax at 30% (2005: 30%; 2004: 30%)	(4,498)	(1,139)	(606)

Effects of:
Expenses not deductible for tax purposes	86	84	100
Preference dividends classified as finance costs	—	300	—
Difference between capital allowances and depreciation	(334)	(353)	97
Other timing differences	241	(1,175)	168
Lower tax rates on overseas earnings	(28)	(4)	9
Increase in tax losses carried forward	6,205	1,853	257
Adjustment to prior year tax	—	—	(8)
FRS 17 pension adjustment	(354)	140	371
Utilisation of tax losses brought forward	—	(53)	(697)
Group relief claimed	—	—	238

Total current tax charge/(credit)	1,318	(347)	(71)

Notes (continued)
7	Tangible fixed assets

	Land and	Plant and	Capital work
	buildings	equipment	in progress	Total
Group	£000	£000	£000	£000
Cost:
At 1 January 2005	17,458	169,097	5,814	192,369
Additions	—	—	20,482	20,482
Transfers	71	1,457	(1,528)	—
Disposals	—	(6,161)	—	(6,161)

At 31 December 2005	17,529	164,393	24,768	206,690

At 1 January 2006	17,529	164,393	24,768	206,690
Additions	—	—	7,872	7,872
Transfers	—	30,490	(30,490)	—
Disposals	(1,574)	(2,846)	—	(4,420)

At 31 December 2006	15,955	192,037	2,150	210,142

Accumulated depreciation:
At 1 January 2005	11,890	142,326	—	154,216
Charge for the year	392	4,532	—	4,924
Disposals	—	(6,161)	—	(6,161)

At 31 December 2005	12,282	140,697	—	152,979

At 1 January 2006	12,282	140,697	—	152,979
Charge for the year	230	7,036	—	7,266
Disposals	(672)	(2,841)	—	(3,513)

At 31 December 2006	11,840	144,892	—	156,732

Net book value:
At 31 December 2004	5,568	26,771	5,814	38,153

At 31 December 2005	5,247	23,696	24,768	53,711

At 31 December 2006	4,115	47,145	2,150	53,410

Included in the above amounts for the Group are leased plant and equipment at cost of £7.3 million (2005: £7.3 million) and depreciation of £7.0 million (2005: £6.9 million), of which the charge for the year was £0.1 million (2005: £0.1 million).

Notes (continued)
7	Tangible fixed assets (continued)
The net book value of land and buildings comprises:

	2006	2005
	£000	£000

Freehold	4,113	4,345
Leasehold	—	902

	4,113	5,247

The gross book value of land and buildings includes £14.9 million (2005: £16.3 million) of depreciable assets.
Group capital commitments are as follows:

	2006	2005
	£000	£000

Contracted for but not provided in the financial statements	365	2,904

8	Stocks

	2006	2005
	£000	£000

Raw materials and consumables	2,221	3,126
Intermediate and finished stocks	29,117	17,793
Stores and miscellaneous stocks	3,715	3,132

	35,053	24,051

9	Debtors

	2006	2005
	£000	£000

Trade debtors	17,882	15,627
Amounts owed by group undertakings	15,994	7,522
Other debtors	478	303
Prepayments and accrued income	745	1,495

	35,099	24,947

Included in ‘Other debtors’ is a loan to DJ Stacey, a director of the company, made prior to his appointment as director. The balance at the start and end of the year was £31,200. The maximum amount outstanding during the year was £31,200. The loan attracts interest of 3% and this is settled monthly.

Notes (continued)
10	Creditors: amounts falling due within one year

	2006	2005
	£000	£000
Obligations under finance leases and hire purchase contracts (note 11 (ii))	37	35
Trade creditors	14,004	10,846
Amounts owed to group undertakings	22,270	23,704
Taxation and social security	1,063	190
Other creditors	148	1,196
Corporation tax	20	1
Accruals and deferred income	8,326	12,803

	45,868	48,775

11	Creditors: amounts falling due after more than one year

			2006	2005
			£000	£000

Amounts owed to group undertakings	i	)	47,500	7,500
Obligations under finance leases and hire purchase contracts	ii	)	274	311

			47,774	7,811

i)	Amounts owed to group undertakings
The group loan is unsecured, interest free and subject to repayment on 14 days notice being given by either party to the extent the group balance sheet for the previous financial year allows for a distribution of profit.
ii)	Obligations under finance leases and hire purchase contracts The maturity of obligations under finance leases and hire purchase contracts is as follows:

	2006	2005
	£000	£000

Payable in the second to fifth years	172	162
Payable after five years	102	149

	274	311
Payable within one year (see note 10)	37	35

	311	346

Notes (continued)
12	Provisions for liabilities and charges

Deferred taxation provision
£000

At 1 January 2005	5,529
Charged in the year	349

At 31 December 2005	5,878
Charged in the year	202

At 31 December 2006	6,080

The deferred taxation provision comprises:

	2006	2005
	£000	£000
Difference between accumulated depreciation, amortisation and capital allowances and finance lease asset deductions	6,080	5,878
Deferred tax on pension deficit — see note 23	(6,080)	(5,878)

	—	—

Deferred tax assets totalling £ 9.3 million (2005: £7.5 million) have not been recognised.
The deferred taxation asset relating to pension deficit (note 23):

	2006	2005
	£000	£000

At 1 January	5,878	5,529
Movement in the statement of total recognised gains and losses	202	349

At 31 December	6,080	5,878

13	Deferred income

	2006	2005
	£000	£000

At 1 January	166	209
Credited to trading profit (see note 5)	(166)	(43)

At 31 December	—	166

Deferred income comprises Government grants, less amounts released to the profit and loss account.

Notes (continued)
14	Called up share capital

	2006	2005
	£000	£000
Authorised:
100.0 million Ordinary shares of £1 each	100,000	100,000
10.0 million Redeemable preference shares of £1 each	10,000	10,000

	110,000	110,000

Allotted, issued, called up and fully paid:
50.5 million Ordinary shares of £1 each	50,500	50,500

15	Profit and loss account

	2006	2005	2004
	£000	£000	£000

At 1 January	(44,248)	(33,567)	(30,548)
Loss for the year	(16,313)	(4,145)	(2,950)
Actuarial gain (loss) recognised on pension scheme net of tax	9,327	(6,536)	(69)

Accumulated loss at 31 December	(51,234)	(44,248)	(33,567)

16	Reconciliation of movements in shareholders’ funds

	2006	2005	2004
	£000	£000	£000

Effect of adoption of FRS 25 on 1 January 2005	—	(10,000)	—
Loss for the financial year	(16,313)	(4,145)	(2,950)
Actuarial gain (loss) recognised in statement of total recognised gains and losses (net of deferred taxes)	9,327	(6,536)	(69)
New share capital subscribed	—	10,000	—

Net reduction to shareholders’ funds	(6,986)	(10,681)	(3,019)
Opening shareholders’ funds	6,252	16,933	19,952

Closing shareholders’ funds	(734)	6,252	16,933

Notes (continued)
17	Reconciliation of operating loss to net cash (outflow)/inflow from operating activities

	Years ended 31 December
	2006	2005	2004
	£000	£000	£000

Operating loss	(15,332)	(1,147)	(966)
Depreciation and amortisation net of capital grants released	7,091	4,924	5,638
Increase in stocks	(11,002)	(4,781)	(240)
(Increase)/decrease in debtors	(1,684)	1,772	2,093
Increase/ (decrease) in creditors	2,948	375	(1,214)
Decrease in group balances	27,094	2,487	7,234

Net cash inflow from operating activities	9,115	3,630	12,545

18	Analysis of cash flows

	Years ended 31 December
	2006	2005	2004
	£000	£000	£000
Returns on investments and servicing of finance:
Interest received	7,365	7,194	7,193
Interest paid	(10,307)	(9,832)	(8,197)
Interest element of finance lease rental payments	(206)	(141)	106
Finance paid on shares classified as liabilities	—	—	(1,000)
Movement in pension provision and associated gains	—	329	—

Net cash flow from returns on investments and servicing of finance	(3,148)	(2,450)	(1,898)

Capital expenditure:
Purchase of fixed assets	(13,291)	(16,083)	(3,754)
Sale of fixed assets	4,200	—	—

Net cash flow from investing activities	(9,091)	(16,083)	(3,754)

Financing:
Repayment of preference share capital	—	(10,000)	—
Issue of ordinary share capital	—	10,000	—
Capital element of finance lease rental payments	(35)	(33)	(21)

Net cash flow from financing	(35)	(33)	(21)

Notes (continued)
19	Reconciliation of net cash flow to movement in net debt

	Years ended 31 December
	2006	2005	2004
	£000	£000	£000

(Decrease)/ increase in cash in the year	(1,255)	(5,793)	6,268
Cash outflow from decrease in lease financing	35	33	21
Cash inflow from decrease in liquid resources	(3,000)	(9,000)	1000
Cash inflow from increase in group loans	(61,000)	—	—
Repayment of preference share capital	—	(10,000)	—

Movement in net debt in the year	(65,220)	(24,760)	7,289
Net debt at 1 January	9,561	34,321	17,032

Net debt at 31 December	(55,659)	9,561	24,321

20	Analysis of net debt

	At 1 Jan		At 31 Dec
	2004	Cash flow	2004
	£000	£000	£000

Cash at bank and in hand	2,432	6,268	8,700
Finance leases	(400)	21	(379)
Monies placed on deposit with group finance company	15,000	1,000	16,000
Group loans	—	—	—

Total	17,032	7,289	24,321

	At 1 Jan		At 31 Dec
	2005	Cash flow	2005
	£000	£000	£000

Cash at bank and in hand	8,700	(5,793)	2,907
Finance leases	(379)	33	(346)
Monies placed on deposit with group finance company	16,000	(9,000)	7,000
Shares classified as liabilities	10,000	—	—

Total	34,321	(14,760)	9,561

	At 1 Jan		At 31 Dec
	2006	Cash flow	2006
	£000	£000	£000

Cash at bank and in hand	2,907	(1,255)	1,652
Finance leases	(346)	35	(311)
Monies placed on deposit with group finance company	7,000	(3,000)	4,000
Group loans	—	(61,000)	(61,000)

Total	9,561	(65,220)	(55,659)

Notes (continued)
21	Commitments
At the end of the year the group had annual commitments under non-cancellable operating leases as follows:

	Land and buildings		Other
	2006	2005	2006	2005
	£000	£000	£000	£000
Operating leases which expire:
Within one year	25	18	68	55
In the second to fifth years inclusive	46	71	393	461
Over five years	37	65	—	—

	108	154	461	516

22	Bank guarantee
The company has given unlimited guarantees to its bankers for the overdraft facilities of group undertakings incorporated in the UK. At the year end the amount outstanding was £nil (2005: £nil).
23	Pension scheme
The group operates defined benefit and defined contribution pension schemes. The assets of all the group schemes are held separately from those of the group in independently administered funds.
For employees of the group, excluding those in Northern Ireland, the group operates a stakeholder pension scheme. The pension charge represents contributions payable by the group to the fund and amounted to £58,749 (2005: £44,694). Contributions totalling £nil (2005: £nil) were payable to the fund at the year end.
For employees in Northern Ireland, the group operates a defined contribution pension scheme. The pension charge represents contributions payable by the group to the fund and amounted to £8,099 (2005: £12,105). Contributions totalling £nil (2005: £nil) were payable to the fund at the year end.
The group operates a defined benefit pension scheme, for employees in Great Britain, providing benefits based on final pensionable pay. The contributions are determined by a qualified actuary (on the basis of annual valuations using the projected unit method). The latest full valuation was at 31 December 2004 and was updated for FRS 17 purposes to 31 December 2005 and 31 December 2006 by a qualified actuary.
The major assumptions in reaching this valuation were as follows:

	2006	2005	2004
	%	%	%
Discount rate	5.1	4.7	5.3
Inflation assumption	3.0	2.8	2.8
Increases in pensions in payment — pre 1 September 2005	3.0	2.8	2.8
— post 1 September 2005	2.2	1.8	n/a
Rate of increase in salaries	4.0	3.8	4.8
The assumptions used by the actuary are chosen from a range of possible actuarial assumptions which, due to the timescale covered, may not necessarily be borne out in practice.

Notes (continued)
23	Pension scheme (continued)
The fair value of the scheme assets, which are not intended to be realised in the short term and may be subject to significant change before they are realised, and the present value of the scheme liabilities, which are derived from cash flow projections over long periods and thus inherently uncertain, at 31 December were as follows:

	Long term		Long term		Long term
	rate of		rate of		rate of
	return	Value at	return	Value at	return	Value at
	2006	2006	2005	2005	2004	2004
		£000		£000		£000

Equities	7.3%	73,317	6.8%	73,198	7.0%	60,949
Bonds	4.5%	59,471	4.5%	56,161	4.3%	50,713

Assets at market value		132,788		129,359		111,662
Present value of scheme liabilities		(165,094)		(171,971)		(146,922)

Deficit in the scheme		(32,306)		(42,612)		(35,260)
Related deferred tax asset		6,080		5,878		5,529

Net pension deficit		(26,226)		(36,734)		(29,731)

Movement in deficit during the year

	2006	2005	2004
	£000	£000	£000

Deficit in scheme at beginning of year	(42,612)	(35,260)	(33,900)

Current service cost	(1,652)	(2,226)	(2,400)
Contributions paid	3,614	3,064	2,200
Net finance cost	(781)	(1,305)	(1,060)
Actuarial gain/(loss)	9,125	(6,885)	(100)

Deficit in scheme at end of year	(32,306)	(42,612)	(35,260)

The following entries have been made in the financial statements:
Analysis of amounts charged to operating loss

	2006	2005	2004
	£000	£000	£000

Current service cost	1,652	2,226	2,400

Notes (continued)
23	Pension scheme (continued)
Analysis of amounts credited/(charged) to loss on ordinary activities before taxation

	2006	2005	2004
	£000	£000	£000

Expected return on pension scheme assets	7,228	6,425	6,300
Interest on pension scheme liabilities	(8,009)	(7,730)	(7,360)

Net finance cost	(781)	(1,305)	(1,060)

Analysis of amount recognised in statement of total recognised gains and losses

	2006	2005	2004
	£000	£000	£000

Actual return less expected return on scheme assets	(480)	12,707	3,600
Experience gains and losses arising on scheme liabilities	—	2,000	—
Changes in assumptions underlying the present value of scheme liabilities	9,605	(21,592)	(3,700)

Actuarial gain/(loss) recognised in statement of total recognised gains and losses	9,125	(6,885)	(100)

History of experience gains and losses

	2006		2005		2004		2003		2002
	%	£m	%	£m	%	£m	%	£m	%	£m
Actual return less expected return on scheme assets		(0.5)		12.7		3.6		6.7		(21.9)
Percentage of year end scheme assets	0%		10%		3%		6%		(23%)

Experience gains and losses arising on scheme liabilities		—		2.0		—		—		(2.4)
Percentage of present value of year end scheme liabilities	0%		1%		0%		0%		(28%)

Total amount recognised in statement of total recognised gains and loss		9.1		(6.9)		(0.1)		(4.2)		(28.7)
Percentage of value of year end scheme liabilities	6%		(4%)		0%		(3%)		(23%)

24	Parent companies and related parties
The company is controlled by Kemira GrowHow Oyj its immediate parent undertaking. The ultimate controlling party is also Kemira GrowHow Oyj, its ultimate parent undertaking.
The company, being a wholly owned subsidiary of Kemira GrowHow Oyj, is exempt from the requirement to disclose transactions with entities which form part of the Kemira GrowHow Oyj Group or investees of the Kemira GrowHow Oyj Group qualifying as related parties.
The largest group in which the results of the company are consolidated is that headed by Kemira GrowHow Oyj (incorporated in Finland). The consolidated financial statements of Kemira GrowHow Oyj are available to the public and may be obtained from Kemira GrowHow Oyj, Helsinki, Finland.

Notes (continued)
25	Financial instruments
The group has derivative financial instruments that it has not recognised at fair value. The fair values at 31 December are as follows:

	2006	2005
	£000	£000

Forward currency contracts	384	—
Energy hedge contracts	(4,707)	—

	(4,323)	—

26	Subsequent events
GrowHow UK Limited
On 11 July 2007, the U.K. Competition Commission approved a joint venture planned by Kemira GrowHow Oyj and Terra Industries Inc to combine the fertilizer and associated process chemicals businesses of both Kemira GrowHow UK Ltd and Terra Nitrogen UK Limited. The approval was conditional upon the divestment of certain processes — which accounted for less than three percent of sales for the planned joint venture — as well as amendment of certain terms for carbon dioxide supplies. The joint venture was finalized on 14 September 2007.
Kemira GrowHow OYJ (Finland) and Terra Industries (USA) each own a 50% interest in the joint venture, which included the Kemira GrowHow site at Ince and the Terra Nitrogen Teeside and Severnside sites.
On October 9, 2007, GrowHow UK Limited (GrowHow) announced the closure of its Severnside manufacturing facilities. The closure is expected to be completed by the end of January 2008. GrowHow anticipates the costs associated with severance to be approximately £13 million.
Kemira GrowHow Oyj
On 24 May 2007, Yara International ASA acquired 30.5% of all shares and votes in Kemira GrowHow Oyj from the State of Finland. On 21 September 2007 Yara International ASA received clearance from the European commission to Acquire Kemira GrowHow Oyj, and waived the remaining preconditions for its tender offer. On 4 October 2007 following the completion of its tender offer, Yara’s ownership in Kemira GrowHow Oyj increased to 97.55%.

Notes (continued)
27	Reconciliation to accounting principles generally accepted in the United States
The Company’s consolidated financial statements included in this annual report have been prepared in accordance with UK GAAP, which differs in certain significant respects from accounting principles generally accepted in the United States (‘US GAAP’). The principal differences between UK GAAP and US GAAP are presented below together with explanations that affect total shareholders’ equity and net income as at and for the 3 years ended 31 December 2006.
This US GAAP information provides a reconciliation between earnings available for shareholders under UK GAAP and net income under US GAAP and between shareholders’ funds under UK GAAP and shareholders’ equity under US GAAP respectively.
Under US GAAP the effect on the profit and loss account would be as follows:

	Years ended 31 December
	2006	2005	2004
	£000	£000	£000
Loss for the year	(16,313)	(4,145)	(1,950)
a. Loss on derivative instruments	(4,323)	—	—
b. Pension expense	(10)	(1,489)	(1,449)
c. Non-equity shares	—	—	(1,000)

Net Income per US GAAP	(20,646)	(5,634)	(4,399)

Notes (continued)
27	Reconciliation to accounting principles generally accepted in the United States (continued)
The principal differences between UK GAAP and US GAAP for the consolidated financial statements of Kemira GrowHow Holdings Limited can be summarised as follows:

	Years ended 31 December
	2006	2005
	£000	£000
Stockholders equity per UK GAAP	(734)	6,252
a. Loss on derivative instruments	(4,323)	—
b. Pension expense	(178)	(168)

Stockholders’ equity per US GAAP	(5,235)	6,084

Statements of cash flows
The objectives and principles of statements of cash flows presented under US GAAP are similar to those used in preparing the group’s combined statement of cash flows under FRS 1 (revised 1996); however under US GAAP, FAS 95 requires only three categories of cash flows to be shown.
Cash flows arising from taxation and returns on investment and servicing of finance under FRS 1 would be included as operating activities. Under FAS 95, capital expenditure and financial investment would be included as investing activity, and equity dividends paid would be classified as a financing activity. The table below presents the summary of the group’s cash flows presented in accordance with the classifications used under US GAAP:

	Years ended 31 December
	2006	2005	2004
	£000	£000	£000

Cash flow from operating activities	(34,255)	14,722	11,113
Cash flow from investing	(6,965)	(20,482)	(4,824)
Cash flow from financing	39,965	(33)	(21)

Increase (decrease) in cash	(1,255)	(5,793)	6,268
Cash at beginning of year	2,907	8,700	2,432

Cash at end of year	1,652	2,907	8,700

Notes (continued)
27	Reconciliation to accounting principles generally accepted in the United States (continued)
Notes to the US GAAP reconcilation
a.	Loss on derivative instruments
GrowHow UK Limited has not elected hedge accounting treatment for its derivative instruments. Hedge accounting treatment is optional under Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The adjustment of £4.3 million at 31 December 2006 represents the required adjustment to fair value. There were no derivatives outstanding at 31 December 2005 and 2004.
Under UK GAAP, changes in the fair value of derivative instruments are not recognised until realised; under US GAAP, derivative instruments are recognised at fair value and changes in those fair values are recognised in the income statement in the period in which they occur unless they qualify for hedge accounting. None of the group’s derivative instruments qualify for hedge accounting under US GAAP.
b.	Pension expense
The adjustments to pension expense of £nil, £1.5 million and £3.7 million for the periods ended 31 December 2006, 2005 and 2004, respectively, represent the adjustments required for SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).”
Under UK GAAP, FRS 17, the funded status of a defined benefit pension plan is recognised on the balance sheet, net of the related deferred tax asset or liability. Actuarial gains and losses are recognised in the statement of total recognised gains and losses. Under US GAAP, FAS 158, the funded status is also recognised on the balance sheet, however actuarial gains and losses within a “corridor” are not recognised in the income statement and those outside the “corridor” are deferred over a period not exceeding the average service lives of employees within the plan.
There are differences in the methods of valuation required under UK GAAP and US GAAP for assets and liabilities of defined benefit pension plans. US GAAP is generally more prescriptive in terms of actuarial assumptions.
c.	Non-equity shares
The Company’s redeemable preferred shares were, prior to the adoption of FRS 25 on 1 January, 2005, classified under UK GAAP as non-equity shares and the dividend payments treated as dividends. Under US GAAP, as these share were redeemable for cash at the shareholder’s option, they were classified as liabilities and dividend payments treated as interest cost.